Exhibit 3.1

Final Form

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OLAPLEX HOLDINGS, INC.

ARTICLE I

The name of the Corporation is: Olaplex Holdings, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is: 251 Little Falls Drive in the City of Wilmington 19808, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each of which shall have a par value of $0.001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by the unanimous vote of the entire board of directors of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot.

ARTICLE VII

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, modification or repeal. If, after this Restated Certificate of Incorporation is filed with the Secretary of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.

ARTICLE VIII

This Second Amended and Restated Certificate of Incorporation shall become effective upon filing.